EXHIBIT 10.26
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                              WEB SERVICE AGREEMENT

This Agreement (the "Agreement"), effective as of the date of the last signature hereto, is made and entered into by and between Heartsoft, Inc. located at 3101 Hemlock Circle, Broken Arrow, OK 74012 (hereinafter called "Heartsoft") and, Gaggle, Inc. located at 3609 Sapphire St., Encino, CA 91436 (hereinafter called "Gaggle").

1.       GENERAL
Heartsoft and Gaggle wish to enter into an agreement whereby Gaggle shall provide a web based e- mail service to customers of the Internet Safari product published by Heartsoft.

2.       THE SERVICE
Gaggle shall provide a customized version of it's free web based e-mail service for the users of the Internet Safari product. Gaggle shall continue to provide this e-mail service as long as there are active users of such service unless this agreement has otherwise been terminated in accordance with Section 11. Parents can create e-mail accounts for children and monitor the child's account. Messages with inappropriate mail will automatically be rerouted to the parents' blocked folder. Parents can also designate various access levels for their children.

3.       COST TO HEARTSOFT
There shall be no cost charged to Heartsoft for the services described in this agreement.

4.       DOMAIN NAME
The domain name used for the e-mail addresses shall be "Isafari.com". The "Isafari.com" domain name is and shall remain the sole property of Heartsoft. Nothing in this agreement transfers any right to Gaggle, Inc. to use the "Isafari.com" domain in any manner other than described in this agreement. Other domain names may be used upon mutual agreement of Gaggle and Heartsoft.

5.       INTERNET SAFARI HOME PAGE AND SERVER
Heartsoft shall maintain its own server to host the web site "www.Isafari.com". Heartsoft shall create a home page and login screen which link to the Gaggle.Net web site. The technical staff at Gaggle will assist in setting up these links. Heartsoft shall retain the login screen and links as long as there are active users of the service unless this agreement has otherwise been terminated in accordance with Section 11.

6.       REDIRECTION OF MAIL
Heartsoft shall be responsible for forwarding all incoming mail addressed with the "Isafari.com" domain name to the servers at Gaggle.Net. Forwarding shall take place as long as there are active users of the service requiring the Isafari.com domain name.

7.       INTERNET SAFARI LOGO
Gaggle shall place an Internet Safari logo on each web page of the service where practical. The Internet Safari logo is and shall remain the sole property of Heartsoft. Nothing in this agreement transfers any right to Gaggle, Inc. to use the "Isafari.com" domain in any manner other than described in this agreement. Gaggle agrees t utilize the Internet Safari logo only in the manner as

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contemplated by this agreement. Upon notification by Heartsoft, Gaggle will immediately discontinue using the Internet Safari logo in any manner requested by Heartsoft.

8.       ADVERTISING
Gaggle may display banner ads, links, e-mail ads and offer special promotions to the users subject to the same advertising policy as the free Gaggle.Net. All information directly accessible by such links and all other promotional information will be age appropriate and approved by a panel of educators before inclusion. Heartsoft reserves the right to terminate this agreement should Heartsoft determine in its discretion that any of the information described in this section is not age appropriate.

9.       HOSTING
Gaggle shall host the e-mail service on its servers and shall be responsible for the bandwidth requirements.

10.      USER INFORMATION
Gaggle shall maintain sole control and responsibility for all user names, screen names, passwords and user mail.

11.      TERM AND TERMINATION
This agreement shall remain in effect until terminated by either party. Either party may terminate this agreement at any time for any reason including convenience by giving the other party 90 days advance written notice. Both parties shall provide 90 day advance notice of any event or circumstances that will affect service or impact this agreement.

12.      PRESS RELEASE
The parties agree to work together to issue a mutually agreeable press release relating to this agreement. Heartsoft shall issue press release stating that Gaggle, Inc. "is providing all e-mail service". Heartsoft shall also include in press release Gaggle, Inc.'s URL in a noticeable and prominent placement.

13.      SURVIVABILITY OF AGREEMENT
This agreement shall survive and remain intact should either party be acquired or merged with a third party.

14.      GENERAL PROVISIONS
         (a) This Agreement is the sole and entire Agreement between the parties relating to the subject matter hereof, and supersedes all prior understanding, agreements and documentation relating to such subject matter. Any modifications to this Agreement must be in writing and signed by both parties.

         (b) If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions will continue in full force without being impaired or invalidated in any way.
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         (c) This Agreement will be governed by the laws of the State of
California.

         (d) This Agreement does not create any agency or partnership relationship. Each party to this agreement is an independent contractor of the other. Neither is an employee, agent or partner of the other party.




          /s/ Benjamin P. Shell                          6/9/00
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Benjamin P. Shell for Heartsoft, Inc.                 Date



         /s/ Jeff Paterson                               6/7/00
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Jeff Patterson for Gaggle, Inc.                       Date